Exhibit 99.B(j)1.a.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SM&R Investments, Inc., on Form N-1A of our report dated October 16, 2008, on our audit of the financial statements and financial highlights of SM&R Investments, Inc., as of August 31, 2008, and for the year then ended, which report is incorporated by reference in the Annual Report to Shareholders.  We also consent to the reference to our firm under the headings “Financial Highlights” appearing in the prospectus and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information, which are part of this Registration Statement.

/s/ BKD, LLP

Houston, Texas
December 24, 2008